                                                      EDISON INTERNATIONAL
                                                     STOCK OPTION RETENTION
                                                         EXCHANGE OFFER
                                               EXCHANGE OFFER CIRCULAR SUPPLEMENT

     This Exchange Offer Circular Supplement (this  "Supplement")  amends the Exchange Offer Circular dated October 26, 2001 (the
"Circular")  that was previously  provided to you. This  Supplement  revises and restates the responses to Questions 8, 17 and 22 included in the Questions and Answers  section of the Circular,  and describes  certain  changes to the Election Form and Release
Agreement  distributed  in connection  with the offer,  in response to comments that we have  received  from the  Securities  and
Exchange Commission.  The essential terms of the exchange offer have not changed.

     The responses to Questions 8, 17 and 22 in the Circular are restated as follows:

         8.       What will happen to my 2000 EIX Options if I do not accept the Exchange Offer?

                  If you do not accept the Exchange Offer (or if you do not accept the Exchange Offer with respect to all of your 2000 EIX Options), your 2000 EIX Options that are not exchanged will remain outstanding in accordance with their terms.  The Company requests that you return the completed Election Form even if you reject the offer.  However, the consequence of not completing and returning the Election Form will be the same as if you reject the exchange offer using the Election Form and Release.  Participation in the Exchange Offer is
                  entirely voluntary.  You may wish to consult with your legal, financial and tax advisors with respect to your personal circumstances in making your decision on what action to take.  Neither the Board of Directors of
                  EIX, the Committee, nor the Company, takes a position with respect to the advisability in your particular case of the Exchange Offer.

         17.      Can the ECP or my DSU award be amended or terminated?

                  EIX generally may amend the ECP at any time.  Generally, you must consent to any amendment (other than an adjustment described in the next sentence) that is materially adverse to your rights or benefits under your
                  DSUs.  EIX may, without your consent, adjust your DSUs after they have been granted in certain circumstances
                  (for example, in connection with stock splits, exchanges of stock, mergers and other reorganizations or extraordinary corporate transactions).  In addition, under the terms of the DSUs, EIX can substitute a cash award of substantially equivalent value for your DSUs at any time while the DSUs are outstanding (i.e., at any time prior to payment).  EIX can make this substitution in its sole discretion and your consent to any substitution will not be required.

         22.      How do I make a claim for payment?

                  If you accept the Exchange Offer, you will not have to take any other action to receive the DSUs in exchange for your terminated 2000 EIX Options or to receive shares of EIX common stock if and when your DSUs vest.
                  The DSUs will be issued to you within 30 days of the Exchange Date and the DSUs will be paid within 30 days of each vesting date.  If, however, you believe that you are being denied a benefit to which you are entitled, you should file a written request with the Committee.  The request should set forth the reasons for your claim.  Any communication to the Committee should be sent to the Committee, care of EIX's Secretary at the following address:

                           Corporate Secretary, Edison International
                           2244 Walnut Grove Avenue
                           Rosemead, California 91170

                  Claims also may be submitted to arbitration as provided in the Election Form.

         Revised  Election  Form and Release  Agreement.  Included with this  Supplement  is a revised  Election Form and Release
Agreement.  The  paragraph  and bullet  points  immediately  above the  signature  line have been  revised.  Although we strongly encourage you to read the Circular and all of the documents  that are referred to in the Circular,  the  Securities  and Exchange
Commission has asked that we not require you to represent that you have "read" and  "understand"  the terms and conditions of the offer. Of course,  if you do have questions  regarding the offer or if you need another copy of the Circular,  you should contact
EIX Executive Compensation at (626) 302-7568 or (626) 302-1025 or email at weissl@sce.com or kossm@sce.com.

         If you have already filed an Election  Form and Release  Agreement,  you do not have to file a new  election.  Elections that have  previously  been filed and  elections  that we receive in the future  using the  original  form of  Election  Form and
Release  Agreement  will  still  be  accepted.  If you  want to use the new  form,  you can do so if you so  choose.  If you have previously  filed an election  and you want to use the new form,  simply  re-submit  your  election  using the new form.  See the response to Question 2 in the Circular for more  instructions  on how to make and file your election.  The deadline to accept the offer is still 5:00 p.m., Pacific Time, on November 28, 2001.

                                         The Date of this Supplement is November 8, 2001